Exhibit 99.1

News Release
For more information, contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-240-5210
Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154
www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS FISCAL 2011 FIRST-QUARTER RESULTS; REVISES FISCAL 2011 OUTLOOK TO 5-7% COMPARABLE EPS GROWTH; INCREASES DIVIDEND 15%.
First Quarter Fiscal 2011 Highlights:
•	Diluted EPS from continuing operations of $0.32 as reported and $0.34, adjusted for items impacting comparability; diluted EPS from continuing operations declined 14% as reported and 11% on a comparable basis.

•	Consumer Foods’ sales and operating profits declined, reflecting difficult competitive conditions for some categories, a sluggish retail environment, and inflation that outpaced cost savings. Innovation and accelerating productivity are expected to improve this segment’s results in the back half of the fiscal year.

•	Commercial Foods’ operating profits decreased as expected due to higher costs associated with the prior year’s potato crop; benefits from the new potato crop are expected to improve results in the back half of the fiscal year.

•	Revised Outlook: Fiscal 2011 diluted EPS adjusted for items impacting comparability now expected to grow 5-7% over the fiscal 2010 comparable base of $1.74.

•	The company raised the annualized dividend 15% to $0.92 per share from $0.80 per share. The new quarterly rate of $0.23 per share will be effective with the December 2010 payment.

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CONAGRA FOODS

OMAHA, Neb., Sept. 21, 2010 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2011 first quarter ended Aug. 29, 2010. Diluted EPS from continuing operations was $0.32, including $0.02 per diluted share of net expense from items impacting comparability. Adjusting for those items, diluted EPS from continuing operations was $0.34, which is below comparable year-ago amounts. For the same period a year ago, diluted EPS from continuing operations as reported was $0.37, which included $0.01 of expense from items impacting comparability. Items impacting comparability in the current year and prior year are summarized toward the end of this release.
Gary Rodkin, ConAgra Foods’ chief executive officer, said, “Our fiscal first-quarter margins and EPS were lower than planned because of an intense promotional environment and inflation that outpaced cost savings. There were, however, several signs of strength in terms of market share and brand sales, demonstrating progress and growth potential for important parts of our portfolio.”
He continued, “Our plans are to improve the EPS performance in the back half of the year through increased contribution from recently introduced new products and recent acquisitions, productivity initiatives, and more effective promotional strategies. Our initiatives, as well as lower SG&A expense, are expected to provide meaningful financial offset to the challenges we face. Furthermore, the positive impacts from a higher-quality potato crop are expected to provide increased year-over-year profitability for the Commercial Foods segment, particularly in the back half of the year.”
“Based on the first-quarter performance and overall business conditions, we have revised our yearly outlook to 5-7% comparable EPS growth for the full year. We are confident that the strong foundation we have built over the last few years through innovation, cost savings, marketing, and sales execution initiatives will allow us to deliver our revised full-year EPS results.”

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CONAGRA FOODS

Consumer Foods Segment (65% of first-quarter sales)
Branded and non-branded food sold in retail and foodservice channels.
Lapping a strong quarter in the year-ago period, the Consumer Foods segment posted sales of $1,824 million and operating profit of $214 million for the first quarter. Sales decreased 2% as reported, reflecting a 3% organic volume decline, a 1% decline in overall price/mix, and a 2% benefit from acquisitions (net of divestitures).
Due to an intensely competitive environment, sales results reflect higher-than-planned promotional spending for some categories, particularly frozen foods, table spreads, and popcorn. In general, promotional programs did not drive increased consumer purchase to the extent expected, reflecting the prolonged economic challenges consumers have faced and the difficult retail environment. Despite the overall challenges, a number of brands posted sales gains and the company’s overall unit market share improved. The company also notes good progress in sales to non-measured channels. Increased contributions from recently introduced and planned new products, as well as revised promotional strategies, are expected to improve year-over-year sales performance in the back half of the year.
•	Brands posting sales growth for the quarter included Banquet, Marie Callender’s, Peter Pan, Ro*Tel, Slim Jim, Snack Pack, Wolf, and others.
•	More brand details can be found in the Q&A document accompanying this release.
Operating profit of $214 million was 14% below last year’s $250 million, as reported. Excluding $8 million of restructuring costs in the current year, comparable current-quarter operating profit of $222 million was 11% below the comparable year-ago amount of $250 million. The lower profitability reflects the sales challenges discussed above, new product introduction costs, inflation that outpaced cost savings, and a difficult comparison given last year’s strong performance. The company generated strong cost savings during the quarter; consistent with original expectations, cost savings are expected to accelerate and result in $275 million of benefit for the full fiscal year.

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CONAGRA FOODS

The company expects the year-over-year profit performance for this segment to be much stronger in the back half of the year given the timing of cost savings as well as increased contribution from recent innovation and recently acquired businesses.
Commercial Foods Segment (35% of first-quarter sales)
Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.
Sales for the Commercial Foods segment were $993 million, 3% below last year’s $1,026 million. Segment operating profit was $112 million, 17% below last year’s $134 million. Lamb Weston specialty potato operations posted increased sales and unit volume despite continued weak restaurant industry conditions; but as expected, the impact of last year’s poor-quality potato crop resulted in a decline in operating profit for those operations. The company begins processing a new potato crop during the second fiscal quarter of fiscal 2011, which is expected to significantly improve results in the back half of the fiscal year. Flour milling sales declined due to the pass-through impact of lower wheat prices; operating profits for those operations were slightly below last year’s very strong levels.
For the full fiscal year, profits for this segment are expected to increase year-over-year, with the progress occurring in the back half of the year. The company notes that its new sweet potato plant, which will support high growth in the sweet potato category, will be operational in the second fiscal quarter of the year as planned.
Hedging Activities — This language primarily relates to operations other than the company’s milling operations.
The company recorded $6 million of net hedging loss as unallocated Corporate expense in the current quarter, and $7 million of net hedging loss as unallocated Corporate expense in the year-ago period. The company identifies both of these amounts as items impacting comparability. Those amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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CONAGRA FOODS

Other Items
•	Corporate expense was $84 million for the quarter and $100 million in the year-ago period. Current-quarter amounts include $6 million due to hedge losses, and prior-year amounts include $7 million of hedge losses. Excluding these amounts, Corporate expense was $78 million for the quarter and $93 million in the year-ago period; the decrease largely reflects lower incentive compensation expense. For the full fiscal year, the company expects incentive compensation expense to be significantly lower year-over-year, which will favorably impact EPS growth.
•	Equity method investment earnings were $6 million for the first quarter, down from $9 million in the year-ago period.
•	Net interest expense was $37 million in the current quarter, compared with $41 million in the year-ago period; interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited the current quarter and the year-ago period by $18 million and $20 million, respectively.
•	The effective tax rate for continuing operations for the quarter was 32%. The company continues to expect the continuing operations effective tax rate for the full fiscal year 2011 to be in the range of 34%, excluding items impacting comparability.
Capital Items
•	Dividends for the quarter totaled $88 million versus $85 million last year.
•	The Board of Directors authorized an increase in the quarterly dividend to $0.23 per share starting with the Dec. 1, 2010 payment. This 15% increase reflects confidence in the company’s ability to generate strong cash flows and a capital allocation discipline that places a high priority on dividends.
•	During the quarter, the company repurchased approximately 4.2 million shares for a total of $100 million. The company has approximately $300 million remaining on its current share repurchase authorization.

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CONAGRA FOODS

•	For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $129 million, compared with $117 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $87 million for the quarter; this compares with a total of $79 million in the year-ago period.
•	The company completed the acquisition of assets of American Pie, LLC, for approximately $130 million.
•	The company completed the divestiture of Gilroy Foods & Flavors dehydrated vegetable operations for approximately $250 million.
•	The company contributed approximately $110 million to its pension plans.
Revised Outlook for Fiscal 2011
The company now expects fiscal 2011 full-year diluted EPS, adjusted for items impacting comparability, to grow 5-7% over the base of $1.74 earned in fiscal 2010, although a modest year-over-year EPS decline is expected in the fiscal second quarter. Accordingly, the company expects the year’s EPS growth versus year-ago amounts to occur entirely in the third and fourth fiscal quarters.
The company remains committed to its long-term financial goals, which include comparable EPS growth of 8-10% annually.

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CONAGRA FOODS

Major Items Impacting First-quarter Fiscal 2011 EPS Comparability
Included in the $0.32 diluted EPS from continuing operations for the first quarter of fiscal 2011 (EPS amounts rounded and after tax):
•	Approximately $0.01 of expense, or $8 million pretax, related to restructuring plans; this expense is classified within the Consumer Foods segment ($4 million COGS, $4 million SG&A).
•	Approximately $0.01 per diluted share of net expense, or $6 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.
Included in the $0.37 diluted EPS from continuing operations for the first quarter of fiscal 2010 (EPS amounts rounded and after tax):
•	Approximately $0.01 per diluted share of net expense, or $7 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.
•	NOTE: Prior-year amounts included EPS contribution from the Gilroy Foods & Flavors dehydrated vegetable operations; given the recent divestiture of those operations, this contribution has been reclassified to discontinued operations and rounds to less than $0.01 per diluted share.

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CONAGRA FOODS

Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-312-3047 and 1-719-325-2199, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 1435903. A rebroadcast also will be available on the company’s website.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
Annual Stockholders’ Meeting Webcast
The company will webcast its 2010 Annual Stockholders’ Meeting on Friday, Sept. 24, 2010. This event will be webcast live beginning at 2:30 p.m. EDT. The webcast will be archived starting at 4:30 p.m. EDT on Friday, Sept. 24, and can be accessed at http://investor.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; the effectiveness of its product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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CONAGRA FOODS

Regulation G Disclosure
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.
Q1 FY11 & Q1 FY10 Diluted EPS from Continuing Operations — Reconciliation for Regulation G Purposes

			Year-
			over-year
	Q1 FY11	Q1 FY10	% change
Diluted EPS from continuing operations	$0.32	$0.37	-14%
Items impacting comparability:
Expense related to Garner, N.C., and Edina, Minn., restructuring charges	0.01	—
Net expense related to unallocated mark-to-market impact of derivatives	0.01	0.01

Diluted EPS adjusted for items impacting comparability	$0.34	$0.38	-11%

FY10 EPS — Reconciliation for Regulation G Purposes

Total
FY10
Diluted EPS from continuing operations	$1.67
Items impacting comparability:
Expense related to unallocated mark-to-market impact of derivatives (Q1)	0.01
(Benefit) related to unallocated mark-to-market impact of derivatives (Q2)	(0.01)
(Benefit) related to gain on sale of Luck’s brand (Q3)	(0.02)
(Benefit) related to environmental liability estimates (Q3)	(0.02)
(Benefit) of lower-than-planned effective income tax rate (Q2, Q3, Q4)	(0.05)
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance (Q4)	0.04
Expense related to Garner, N.C., and Edina, Minn., restructuring charges (Q3, Q4)	0.06
Expense related to impairment charge on an existing facility (Q4)	0.05
Expense related to tax credit transaction related to Delhi, La., sweet potato facility (Q4)	0.02
Rounding included in above items	(0.01)

Diluted EPS adjusted for items impacting comparability	$1.74

Consumer Foods Segment
Below is a reconciliation of segment operating profit exclusive of items impacting comparability.
Consumer Foods Segment Operating Profit Reconciliation
(impacted by rounding)

			Year-
			over-year
(Dollars in millions)	Q1 FY11	Q1 FY10	% change
Consumer Foods Segment Operating Profit	$214	$250	-14%
Restructuring charges related to Garner, N.C., and Edina, Minn.	8	—

Consumer Foods Segment Adjusted Operating Profit	$222	$250	-11%

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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	August 29, 2010	August 30, 2009	Change
SALES
Consumer Foods	$1,824.2	$1,860.1	(1.9)%
Commercial Foods	993.4	1,026.2	(3.2)%

Total	2,817.6	2,886.3	(2.4)%

OPERATING PROFIT
Consumer Foods	$214.0	$249.9	(14.4)%
Commercial Foods	111.8	134.1	(16.6)%

Total operating profit for segments	325.8	384.0	(15.2)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(84.0)	(99.7)	(15.7)%
Interest expense, net	(37.3)	(41.4)	(9.9)%

Income from continuing operations before income taxes and equity method investment earnings	$204.5	$242.9	(15.8)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	August 29, 2010	August 30, 2009	Change
Net sales	$2,817.6	$2,886.3	(2.4)%
Costs and expenses:
Cost of goods sold	2,165.8	2,180.1	(0.7)%
Selling, general and administrative expenses	410.0	421.9	(2.8)%
Interest expense, net	37.3	41.4	(9.9)%

Income from continuing operations before income taxes and equity method investment earnings	204.5	242.9	(15.8)%
Income tax expense	67.0	88.8	(24.5)%
Equity method investment earnings	6.2	8.9	(30.3)%

Income from continuing operations	143.7	163.0	(11.8)%

Income from discontinued operations, net of tax	2.6	2.2	18.2%

Net income	$146.3	$165.2	(11.4)%

Less: Net loss attributable to noncontrolling interests	(0.1)	(0.7)	(85.7)%

Net income attributable to ConAgra Foods, Inc.	$146.4	$165.9	(11.8)%

Earnings per share — basic

Income from continuing operations	$0.32	$0.37	(13.5)%
Income from discontinued operations	0.01	—	N/A

Net income	$0.33	$0.37	(10.8)%

Weighted average shares outstanding	441.5	443.2	(0.4)%

Earnings per share — diluted

Income from continuing operations	$0.32	$0.37	(13.5)%
Income from discontinued operations	0.01	—	N/A

Net income	$0.33	$0.37	(10.8)%

Weighted average share and share equivalents outstanding	446.0	445.6	0.1%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)
(unaudited)

	August 29, 2010	May 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$840.9	$953.2
Receivables, less allowance for doubtful accounts of $8.0 and $8.5	853.3	849.6
Inventories	1,769.3	1,606.5
Prepaid expenses and other current assets	522.2	307.3
Current assets held for sale	—	243.5

Total current assets	3,985.7	3,960.1

Property, plant and equipment, net	2,645.6	2,625.0
Goodwill	3,602.0	3,552.1
Brands, trademarks and other intangibles, net	934.1	874.8
Other assets	480.3	695.6
Noncurrent assets held for sale	—	30.4

	$11,647.7	$11,738.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$0.6	$0.6
Current installments of long-term debt	257.7	260.2
Accounts payable	977.3	919.1
Accrued payroll	131.1	263.9
Other accrued liabilities	711.7	579.0
Current liabilities held for sale	—	13.4

Total current liabilities	2,078.4	2,036.2

Senior long-term debt, excluding current installments	3,018.4	3,030.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,442.9	1,541.3
Noncurrent liabilities held for sale	—	5.2
Total stockholders’ equity	4,912.1	4,928.9

	$11,647.7	$11,738.0

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CONAGRA FOODS

CONSOLIDATED STATEMENTS OF CASH FLOWS
CONAGRA FOODS, INC. AND SUBSIDIARIES
Dollars in millions

	Thirteen weeks ended
	August 29,	August 30,
	2010	2009
Cash flows from operating activities:
Net income	$146.3	$165.2
Income from discontinued operations	2.6	2.2

Income from continuing operations	143.7	163.0
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	86.4	78.8
(Gain) loss on sale of fixed assets	1.7	1.3
Impairment charges related to Garner accident	—	19.1
Insurance recoveries recognized related to Garner accident	(1.3)	(33.7)
Advances from insurance carriers related to Garner accident	3.0	—
Distributions from affiliates greater (less) than current earnings	(2.6)	1.8
Contributions to pension plans	(110.1)	(2.7)
Share-based payments expense	8.4	12.0
Non-cash interest income on payment-in-kind notes	(18.5)	(19.8)
Other items	22.5	17.7
Change in operating assets and liabilities before effects of business acquisitions and dispositions:
Accounts receivable	(1.5)	(74.1)
Inventory	(148.0)	34.5
Prepaid expenses and other current assets	37.8	(15.9)
Accounts payable	80.9	(42.6)
Accrued payroll	(132.1)	(19.1)
Other accrued liabilities	135.7	155.8

Net cash flows from operating activities — continuing operations	106.0	276.1
Net cash flows from operating activities — discontinued operations	2.8	(13.5)

Net cash flows from operating activities	108.8	262.6

Cash flows from investing activities:
Additions to property, plant and equipment	(129.1)	(117.4)
Sale of property, plant and equipment	1.0	1.4
Advances from insurance carriers related to Garner accident	2.5	—
Purchase of businesses and intangible assets	(129.7)	(3.0)

Net cash flows from investing activities — continuing operations	(255.3)	(119.0)
Net cash flows from investing activities — discontinued operations	248.9	4.9

Net cash flows from investing activities	$(6.4)	$(114.1)

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CONAGRA FOODS

CONSOLIDATED STATEMENTS OF CASH FLOWS
CONAGRA FOODS, INC. AND SUBSIDIARIES
Dollars in millions

	Thirteen weeks ended
	August 29,	August 30,
	2010	2009
Cash flows from financing activities:
Repayment of long-term debt	$(38.4)	$(2.7)
Repurchase of ConAgra Foods common shares	(100.0)	—
Cash dividends paid	(88.5)	(85.0)
Exercise of stock options and issuance of other stock awards	10.9	(14.1)
Other items	(0.3)	(0.8)

Net cash flows from financing activities — continuing operations	(216.3)	(102.6)
Net cash flows from financing activities — discontinued operations	(0.1)	(0.2)

Net cash flows from financing activities	(216.4)	(102.8)

Effect of exchange rate changes on cash and cash equivalents	1.7	0.8

Net change in cash and cash equivalents	(112.3)	46.5
Cash and cash equivalents at beginning of period	953.2	243.2

Cash and cash equivalents at end of period	$840.9	$289.7

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